August 14, 2016


Securities and Exchange Commission
450 Fifth Street N.W.
Washington, DC  20549

Ladies and Gentlemen:

This letter authorizes the following representatives of The Clorox Company, acting singly, to execute and file with you on my behalf future Forms 3, 4 and 5 respecting my holdings of equity securities of The Clorox Company:

Laura Stein, Executive Vice President, General Counsel
Angela Hilt, Vice President, Corporate Secretary & Associate General Counsel Jinho Joo, Senior Corporate Counsel
Cheryl Brice, Assistant Secretary and Legal Specialist


Sincerely,


/s/ A. D. D. Mackay
Name:  Allan D. D. Mackay
Title:    Director







The Clorox Company
P.O. Box 24305
Oakland, CA
94623-1305

(510) 271-7000
FAX: (510) 868-6400